Report of Independent Registered Public Accounting Firm


To the Shareholders and Board of Trustees of MFS Diversified Income Fund

In planning and performing our audit of the financial statements of MFS Diver sified Income Fund (the Fund) as of and for the year ended February 28, 2011, in accordance with the standards of the Public Company Accounting Oversigh t Board (United States), we considered the Funds internal control over finan cial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds internal control over financial reporting. Accordingly, we express no such opini on.

The management of the Fund is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsi bility, estimates and judgments by management are required to assess the expecte d benefits and related costs of controls. A companys internal control over finan cial reporting is a process designed to provide reasonable assurance regarding t he reliability of financial reporting and the preparation of financial statement s for external purposes in accordance with generally accepted accounting princip les. A companys internal control over financial reporting includes those policie s and procedures that (1)pertain to the maintenance of records that, in reasonab le detail, accurately and fairly reflect the transactions and dispositions of th e assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordanc e with generally accepted accounting principles, and that receipts and expenditu res of the company are being made only in accordance with authorizations of mana gement and directors of the company; and (3) provide reasonable assurance regard ing prevention or timely detection of unauthorized acquisition, use or dispositi on of a companys assets that could have a material effect on the financial state ments.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance wi th the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatemen ts on a timely basis. A material weakness is a deficiency, or a combination of d eficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the companys annual or in terim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds internal control over financial reporting was for the limited purpose described in the first paragraph and would not neces sarily disclose all deficiencies in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversi ght Board (United States). However, we noted no deficiencies in the Funds int ernal control over financial reporting and its operation,including controls over safeguarding securities that we consider to be a material weakness as de fined above as of February 28, 2011.

This report is intended solely for the information and use of management and the Board of Trustees of MFS Diversified Income Fund and the Securities a nd Exchange Commission and is not intended to be and should not be used by anyo ne other than these specified parties.





/s/ Ernst & Young LLP

April 15, 2011
Boston, Massachusetts